UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 19, 2013

SAFEWAY INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-00041	94-3019135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 Stoneridge Mall Road, Pleasanton, California	94588-3229
(Address of Principal Executive Offices)	(Zip Code)
(925) 467-3000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition; Item 7.01. Regulation FD Disclosure.
In response to questions regarding the sale of our Canadian operations to Empire/Sobeys for C$5.8 billion in cash, we have prepared the following information. All dollar amounts are in U.S. dollars unless otherwise noted. Assets and liabilities of Canada Safeway Limited are translated into U.S. dollars at the rate of exchange on the balance sheet date. Income and expenses are translated at average rates during the period.
Debt/Pension Obligations

Q1: How much debt do you expect to pay down in 2013 or shortly thereafter compared to the amount outstanding at year-end 2012?

As the result of the transaction, 2013 free cash flow and the 2013 Blackhawk IPO, we currently plan to repay or retire a total of $2.8 billion in debt compared to debt balances at the end of fiscal 2012. The transaction will allow us to repay or retire approximately $2.0 billion as soon as practicable after the transaction closes, in addition to the previously disclosed approximately $0.8 billion from 2013 free cash flow and 2013 Blackhawk IPO proceeds.
Q2: What debt can you retire in the near term?
The following debt is coming due in the near term, some of which we could pay off by the end of 2013 and some of which we may be able to retire ahead of the maturity and avoid the cost of a tender offer or make whole payments.

	Maturity Date	In Millions
Floating Rate Notes (currently priced at 1.8%)	December 12, 2013	$250
6.25% Senior Notes	March 15, 2014	500
3.0% Canada Safeway Limited Second Series Notes	March 31, 2014	303
5.625% Senior Notes	August 15, 2014	250
Term credit agreement (currently priced at 1.45%, prepayable at any time without penalty)	March 19, 2015	700
		$2,003

We also have commercial paper (currently carrying an average interest cost of 0.89% per annum), which we can pay down without penalty at any time. In addition, we could also tender for or call some longer term debt. We will continue to evaluate our options to determine the best path to follow.

Q3: Will Sobeys assume the Canadian corporate pension and post-retirement obligations?

Yes. At the end of the first quarter of 2013, the corporate pension and post-retirement obligations were underfunded by a total of $695 million in the U.S. and $194 million in Canada. Sobeys will be assuming the underfunding for Canada.

Q4: After closing, is Safeway U.S. expected to retain any liability for multi-employer pension plan payments in Canada?

No. Sobeys will be responsible for future multi-employer pension plan contributions in Canada, which totaled $48.7 million, $49.5 million and $46.9 million in 2012, 2011 and 2010, respectively. In Canada, an employer's obligation on multi-employer pension benefits is limited to the contribution amounts in the labor contracts.

EBITDA, Revenues and Expenses

Q5: Can you reconcile the difference between adjusted EBITDA of C$562 million and the C$428 million of operating profit in Canada for the rolling twelve months ended March 23, 2013?
For the rolling twelve months ended March 23, 2013, the reconciliation of adjusted EBITDA to operating profit for Canada is as follows (Canadian dollars, in millions):

Total

Adjusted EBITDA *	$562
Depreciation expense	(126)
EBIT	436
Other income	(6)
Other (impairment and share-based compensation expense)	(2)
Operating profit	$428
* See reconciliation later in this Form 8-K.

Q6: Please compare U.S. and Canadian depreciation expense.
Depreciation expense as a percentage of depreciable assets is approximately the same in both countries. Please see the following table (in millions):

	U.S.	Canada	Total

Depreciation expense for 2012	$1,004.5	$129.8	$1,134.3

Total property, net of accumulated depreciation at year-end 2012	$8,058.1	$1,166.5	$9,224.6
Less land	(1,619.2)	(262.2)	(1,881.4)
Depreciable property	$6,438.9	$904.3	$7,343.2

Depreciation expense as a percent of depreciable property	16%	14%	15%

Q7: Will the U.S. continue to charge Canada for royalty and intercompany expense (C$72 million in the last twelve months ended March 23, 2013)?

The royalty and intercompany expense charges will cease upon closing of the Canadian transaction but will be partially offset by payments to Safeway for transition services and expected cost savings. At closing, there will be a Transition Services Agreement with Sobeys pursuant to which we will receive $1.5 million per month ($18 million annualized).

Q8: What is the pro forma adjusted EBITDA from continuing operations?
The proforma adjusted EBITDA from continuing operations for the twelve months ended March 23, 2013 is $1,740.1 million. See the reconciliation later in this Form 8-K.

Real Estate Matters
Q9: What were cash capital expenditures in the U.S. and Canada in 2012 and in the first quarter of 2013?

Cash capital expenditures in the U.S. were $837 million in 2012 and $132 million in the first quarter of 2013. Cash capital expenditures in Canada were $91 million in 2012 and $13 million in the first quarter of 2013.

Q10: What were gains on sale of property in the U.S. and Canada in 2012 and in the first quarter of 2013?

The gains on sale of property in the U.S. were $48 million in 2012 and less than $1.0 million in the first quarter of 2013. The gains on sale of property in Canada were $31 million in 2012. There were no gains on sale of property in Canada in the first quarter of 2013.

Q11: What was your rent expense in the U.S. and Canada in 2012?

Rent expense was as follows (in millions):

Fiscal 2012

U.S.	$432
Canada	49
Total	$481

Other

Q12: What is the amount of private label purchasing between Canada Safeway and Safeway U.S.?

It is not material.

RECONCILIATION OF CONSOLIDATED NET CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW*

2013 Midpoint of Guidance (in billions)

Net cash flow from operating activities	$1.8
Net cash flow used by investing activities	(0.9)
Free cash flow	0.9
Dividends on common stock	(0.2)
Free cash flow post dividends **	$0.7
* Free cash flow is calculated as (1) net cash flow from operating activities adjusted to exclude payables related to third-party gift cards, net of receivables, less (2) net cash flow used by investing activities adjusted to exclude cash used by investments and business acquisitions. Cash from the sale of third-party gift cards is held for a short period of time and then remitted, less our commission, to card partners. Because this cash flow is temporary, it is not available for other uses, and it is therefore excluded from our calculation of free cash flow. No forecast was made for these items.
** In addition, we expect to use $100 million from the Blackhawk IPO proceeds towards debt paydown.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA FOR CANADA SAFEWAY LIMITED

(Canadian dollars, in millions)	Rolling Four Quarters March 23, 2013	52 Weeks Ended December 29, 2012	12 Weeks Ended March 23, 2013	12 Weeks Ended March 24, 2012
Reconciliation of net income to adjusted EBITDA:
Net income	$268.3	$268.5	$46.0	$46.2
Income taxes	82.3	86.1	11.9	15.7
Interest expense	11.3	11.4	2.6	2.7
Depreciation expense	126.2	129.7	28.2	31.7
Other	2.0	1.8	0.5	0.3
Royalty/intercompany expenses	72.2	71.5	15.4	14.7
Adjusted EBITDA	562.3	$569.0	$104.6	$111.3
Transition service expense*	(18.0)
Pro Forma Adjusted EBITDA	$544.3

*Estimated annual expenses to be charged by Safeway Inc. for transition services.

RECONCILATION OF INCOME FROM CONTINUING OPERATIONS OF SAFEWAY INC. TO ADJUSTED EBITDA FROM CONTINUING OPERATIONS OF SAFEWAY INC.

	Rolling Four Quarters March 23, 2013	52 Weeks Ended December 29, 2012	12 Weeks Ended March 23, 2013	12 Weeks Ended March 24, 2012
Income from continuing operations*	$279.5	$243.0	$61.0	$24.5
Add (subtract):
Gain (loss) from discontinued operations of Genuardi's	40.5	31.9	—	(8.6)
Noncontrolling interests	(1.4)	(1.6)	0.1	(0.1)
Property impairment charges and tax benefit from discontinued operations of Genuardi's	25.9	27.7	—	1.8
Income taxes	123.5	158.6	(12.3)	22.8
Interest expense	286.4	292.6	62.4	68.6
Depreciation expense	993.6	1,004.4	223.2	234.0
LIFO expense	0.2	0.7	—	0.5
Share-based employee compensation	56.1	53.6	13.2	10.7
Property impairment charges	44.9	46.3	12.1	13.5
Equity in earnings of unconsolidated affiliate	(18.7)	(17.5)	(4.4)	(3.2)
Dividend from unconsolidated affiliate	4.5	0.7	3.8	—
Adjusted EBITDA	1,835.0	1,840.4	359.1	364.5
Less (gain) loss from discontinued operations of Genuardi's	(40.5)	(31.9)	—	8.6
Property impairment charges and tax benefit from discontinued operations of Genuardi's	(25.9)	(27.7)	—	(1.8)
Transition service expense **	18.0	18.0	4.2	4.2
Gain from legal settlements	(46.5)	(46.5)	—	—
Pro Forma Adjusted EBITDA	$1,740.1	$1,752.3	$363.3	$375.5

* Restated to eliminate royalty/intercompany revenue from Canada ($72.2 million, net of tax benefit of $16.9 million for the rolling four quarters ended March 23, 2013).

** Estimated annual expenses to be charged by Safeway Inc. for transition services.

Forward Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, the pay down of debt, assumption of Canadian pension and post-retirement obligations, intercompany royalties and expenses, free cash flow, proceeds from the sale of the net assets of our Canadian operation, payments for transitional services and cost savings. Forward-looking statements are indicated by words or phrases such as “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: the possibility that the sale of the net assets of our Canadian operation may not close; events may transpire that will require the transaction to be modified at closing; the ability to use proceeds as described in our public filings; and the ability to project the impact of the transaction on our ongoing operations. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

The information in this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 and is not incorporated by reference into any filing of Safeway Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFEWAY INC.
(Registrant)

June 19, 2013	By:	/s/ Robert A. Gordon
	Name:	Robert A. Gordon
	Title:	Senior Vice President,
Secretary & General Counsel